News Release
Contact:	Richard Edwards Polaris Industries Inc. 763-513-3477

POLARIS SELLS 0.27 MILLION SHARES OF KTM POWER SPORTS
TO CROSS INDUSTRIES SUBSIDIARY

•	Completes second and final closing under previously announced agreement

MINNEAPOLIS – June 15, 2007 — Polaris Industries Inc. (NYSE: PII) announced that its Austrian subsidiary has completed the second and final closing of its sale of shares of KTM Power Sports AG (“KTM”) to a subsidiary of KTM’s largest shareholder, Cross Industries AG (“Cross”), under the terms of a previously announced agreement dated December 22, 2006, as supplemented on February 20, 2007. Approximately 0.27 million shares were delivered at a purchase price of approximately 11.5 million Euros. Polaris intends to utilize the proceeds generated from the second closing completed today to reduce the outstanding balance of the Company’s revolving credit facility. Polaris now holds approximately 0.34 million KTM shares, representing slightly less than 5 percent of KTM’s current outstanding shares.

As a result of the second closing completed today, Polaris expects to record in the second quarter 2007 a gain on the sale of the KTM investment of approximately $1.3 million pre-tax or approximately $0.02 per diluted share, as previously announced. The gain is due to the recognition of previously unrealized translation gains recorded in accumulated other comprehensive income, a component of shareholders’ equity and was contemplated in Polaris’ previously issued earnings from continuing operations guidance range of $0.57 to $0.60 per diluted share for the second quarter of 2007.

Polaris will release its financial results for the second quarter 2007 on the morning of Tuesday, July 17, 2007.

About Polaris
Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

With annual 2006 sales of $1.7 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use.

Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2007 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.